Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Lindblad Expeditions Holdings, Inc. and Subsidiaries on Form S-3 (File No. 333-248960, No.333-206657, and No. 333-277712), Forms S-8 (File No. 333-257719, No. 333-212741 and No. 333-206884) of our report dated February 28, 2022, with respect to our audit of the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries for the year ended December 31, 2021, which report is included in this Annual Report on Form 10-K/A of Lindblad Expeditions Holdings, Inc. and Subsidiaries for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Melville, NY

March 21, 2024